UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 9, 2010

NATIONAL TAX CREDIT INVESTORS II

(Exact name of Registrant as specified in its charter)

California	0-20610	93-1017959
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition or Disposition of Assets.

National Tax Credit Investors II, a California limited partnership (the “Registrant”), held a 50.49% limited partnership interest in Palm Springs View Apartments, Ltd., a California limited partnership (“Palm Springs View”). Palm Springs View owns a 119-unit apartment complex located in Palm Springs, California.  As previously disclosed, on September 8, 2009, the Registrant entered into an Assignment and Assumption Agreement with Investment Concepts, Inc., a California corporation that serves as a co-general partner of Palm Springs View (the “Co-General Partner”), and an affiliate of the Co-General Partner, GAC Realty Advisors, LP, a Nevada limited partnership, that provided for the assignment of the Registrant’s limited partnership interest in Palm Springs View to GAC Realty Advisors, LP for $200,000.  Closing of the assignment was subject to HUD approval of the transaction, which was to be received by January 31, 2010.  The parties had the right to terminate the assignment if HUD approval was not received by January 31, 2010.

As previously disclosed, on February 8, 2010 and March 5, 2010, the Registrant entered into Amendments to the Assignment and Assumption Agreement pursuant to which the closing date was extended first to March 1, 2010 and then to March 31, 2010.

HUD approval was obtained and on April 9, 2010, pursuant to the terms of the Assignment and Assumption Agreement, as amended, the Registrant assigned its limited partnership interest in Palm Springs View to GAC Realty Advisors, LP,effective as of March 31, 2010 and received proceeds of $200,000.  The Registrant’s investment balance in Palm Springs View was zero at September 30, 2009 and December 31, 2008.

In accordance with the terms of the Registrant’s partnership agreement, the Registrant’s general partner has evaluated the cash requirements of the Registrant and determined that the proceeds will be held in the Registrant’s reserves.  It is not anticipated that any distribution to the Registrant’s partners will be made from the sale of the Registrant’s interest in Palm Springs View.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL TAX CREDIT INVESTORS II

By:  National Partnership Investments Corp.

General Partner

By:  /s/Stephen B. Waters

Stephen B. Waters

Senior Director of Partnership Accounting

  Date: April 14, 2010